EXHIBIT 99.1

News Release

CONTACT:	Steve Dale (Media)
(612) 303-0784
Judy Murphy (Analysts)
(612) 303-0783
U.S. BANCORP ANNOUNCES AGREEMENT TO SELL $2.5 BILLION OF
CONVERTIBLE SENIOR DEBENTURES DUE 2036
MINNEAPOLIS (September 14, 2006) — U.S. Bancorp (NYSE: USB) today announced that it priced a private placement of $2.5 billion aggregate principal amount of its floating rate convertible senior debentures due 2036 (the “convertible debentures”). The convertible debentures will bear interest at a floating rate equal to three-month LIBOR minus 1.75 percent, payable quarterly in arrears. The convertible debentures have an initial conversion rate representing a 16 percent premium over U.S. Bancorp’s closing common stock price on September 14, 2006 of $33.00 per share. U.S. Bancorp has granted the initial purchasers a 16-day option to purchase an additional $375 million of the convertible debentures.
U.S. Bancorp will use a portion of the net proceeds from this offering to fund repurchases of up to 10.2 million shares of its common stock simultaneously with this offering and expects to use the remainder for general corporate purposes, including possible additional share repurchases.
If converted, holders of the convertible debentures will receive cash up to the principal amount of a debenture and, if the market price of U.S. Bancorp common stock exceeds the conversion price in effect on the conversion date, holders will also receive a number of shares of U.S. Bancorp common stock per convertible debenture as determined pursuant to a specified formula, subject to U.S. Bancorp’s option to cash settle all or some of its delivery obligations.
U.S. Bancorp may redeem all or some of the convertible debentures for cash at any time on or after September 20, 2007, at 100 percent of their principal amount plus accrued and unpaid interest, if any, to but not including the redemption date. On each of September 20, 2007, 2008, 2011, 2016, 2021, 2026 and 2031, or upon the occurrence of a change in control, the holders of the convertible debentures may require U.S. Bancorp to repurchase the convertible debentures for cash at a price equal to 100 percent of the principal amount of the debentures submitted for repurchase, plus accrued and unpaid interest, if any, to but not including the repurchase date.
The offering is being made only to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended.

This announcement is neither an offer to sell nor the solicitation of an offer to buy the convertible debentures or the shares issuable upon conversion and shall not constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.
Neither the convertible debentures nor the shares issuable upon conversion have been registered under the Securities Act or any state securities laws, and until so registered, may not be offered or sold in the United States or any state absent registration or an applicable exemption from the registration requirements of the Securities Act.
Minneapolis-based U.S. Bancorp, with $213 billion in assets, is the 6th largest financial holding company in the United States. The company operates 2,434 banking offices and 4,966 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp is the parent company of U.S. Bank. Visit U.S. Bancorp at www.usbank.com.
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Forward-Looking Statements
The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:
This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences, effects of mergers and acquisitions and related integration, and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended December 31, 2005, on file with the SEC, for example the sections entitled “Risk Factors” and “Corporate Risk Profile.” Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.